UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 4, 2009

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 2.06.                                MATERIAL IMPAIRMENTS.

On January 29, 2009, the Appellate Division of the Supreme Court of the State of New York reversed the favorable order that Oyster Bay Associates Limited Partnership, an affiliate of Taubman Centers, Inc., had been issued in June 2008 directing the Town of Oyster Bay to immediately issue a special use permit for The Mall at Oyster Bay.  The court also upheld the Town Board’s request for a supplemental environmental impact statement.  Although the Company intends to immediately seek an appeal of the decision, the Company determined on February 4, 2009 that it will recognize in the fourth quarter of 2008 a charge to income of $115.9 million relating to the Oyster Bay project, including $1.8 million in costs for future expenditures associated with obligations under existing contracts related to the project.  This determination was reached after an overall assessment of the probability of the development of the mall as designed and a review of the Company’s previously capitalized project costs.  The charge includes the costs of previous development activities as well as holding and other costs that management believes will likely not benefit the development if and when the Company obtains the rights to build the center.  The Company continues to be well in compliance with its debt covenants after taking into account the charge.

The Company’s remaining investment in the project as of December 31, 2008 is $39.8 million, consisting of land and site improvements.  The Company also expects to expense any additional costs relating to Oyster Bay until it is probable that the Company will be able to successfully move forward with a project.   The Company began expensing carrying costs as incurred beginning in the fourth quarter of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2009	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer